EXHIBIT 99.1
FOR IMMEDIATE RELEASE
ARKANSAS BEST CORPORATION ANNOUNCES
4th QUARTER AND FULL-YEAR 2005 RESULTS;
ABF®’s 4th QUARTER OPERATING RATIO IS 89.4%
     (Fort Smith, Arkansas, January 26, 2006) — Arkansas Best Corporation (Nasdaq: ABFS) today announced fourth quarter 2005 net income of $30.2 million, or $1.18 per diluted common share, compared to fourth quarter 2004 net income of $24.4 million, or $0.95 per diluted common share. Arkansas Best’s revenue during the fourth quarter of 2005 was $496.4 million, a per-day increase of 11.0% over the fourth quarter of 2004.
     “Arkansas Best had an outstanding year in 2005 including a 20.7% After-Tax Return on Capital Employed, the highest level since Arkansas Best began using this financial measure in 1998,” said Robert A. Young III, Arkansas Best Chairman and Chief Executive Officer. “For the third consecutive year-end, Arkansas Best had no outstanding debt on its revolving credit facility. With cash and short-term investments of $127 million at the close of 2005, Arkansas Best remains in one of the strongest financial positions in the trucking industry,” said Mr. Young.
     For the full year of 2005, Arkansas Best reported net income of $104.6 million, or $4.06 per diluted common share, compared to net income of $75.5 million, or $2.94 per diluted common share in 2004. Excluding an after-tax gain of $9.8 million related to the July 2005 sale of three non-ABF terminal facilities to G.I. Trucking Company, full-year 2005 earnings were $3.68 per diluted common share. Arkansas Best’s 2005 full-year revenue was $1.86 billion, a per-day increase of 8.9% over 2004 full-year revenue. For the full-year 2005, ABF Freight System, Inc.® produced an operating ratio of 90.9%, its second best in the last twenty-nine years, record operating income of $155.6 million and a per-day increase in revenue of 8.2%.

ABF Freight System, Inc.®
     ABF Freight System had revenue of $455.5 million during the fourth quarter of 2005, a per-day increase of 10.2% compared to fourth quarter 2004 revenue of $420.3 million. ABF’s operating income during the 2005 fourth quarter was $48.4 million compared to $40.1 million in the same period last year. ABF’s fourth quarter 2005 operating ratio was 89.4% compared to its fourth quarter 2004 operating ratio of 90.5%.
     ABF’s fourth quarter 2005 total tonnage per day increased 1.4% compared to the same period last year. “Throughout the fourth quarter, ABF experienced a positive pattern of monthly total tonnage growth. Compared to the same periods last year, total tonnage per day was generally flat in October, increased 1.4% in November and increased 2.9% in December,” said Mr. Young.
     To this point in January, the average daily tonnage figures in ABF’s total business are trending somewhat ahead of December’s increase. “I am encouraged by the positive tonnage figures we are seeing in January. I am especially pleased to see this during the seasonally slow, early part of the first quarter. However, in the past, the month of March has always had the greatest impact on first quarter tonnage changes,” said Mr. Young.
     Total billed revenue per hundredweight was $24.30, an increase of 7.7% over last year’s fourth quarter figure of $22.57. Total billed revenue per hundredweight, excluding fuel surcharge, increased by 2.5%. “There has been little change in the overall pricing environment during the fourth quarter. Pricing by both ABF and its competitors continues to be rational,” said Mr. Young. “ABF has been able to secure acceptable price increases across its account mix, including those with contractual and deferred pricing agreements.” ABF’s fourth quarter total weight per shipment increased by 3.3% versus last year’s fourth quarter. Fourth quarter 2005 total length of haul declined by 1.7% compared to the fourth quarter of 2004. Increases in weight per shipment and decreases in length of haul cause revenue per hundredweight to decline.
     In both the fourth quarter and full year of 2005, ABF benefited from declines in workers’ compensation costs due to fewer new claims and favorable severity trends on existing claims. These reductions bring ABF’s quarterly and full-year workers’ compensation costs more in line with normal historical trends. In addition, in the fourth quarter of 2005, ABF was able to reduce its reserves for Reliance Insurance Company excess workers’ compensation claims by $1.4 million because of clarification from the California Insurance Guarantee Association that, under a new state law, certain claims in the excess layer would be covered by the California guaranty fund. As a result of all of these items, ABF’s workers’ compensation costs were lower by $4.1 million for the fourth quarter of 2005 and by $7.9 million for the full year of 2005 compared to the same periods in 2004.
     “Per-bill productivity statistics on ABF’s docks and in the city pickup and delivery operation are below those of the fourth quarter of 2004. As was the case throughout all of 2005, the change in ABF’s overall shipment mix has impacted freight handling,” said Mr. Young. “The significant 3.3% increase in ABF’s fourth quarter total weight per shipment, and the need for a greater amount of pickup, delivery and dock labor in order to handle these larger shipments continue to affect per-bill-based productivity measures. In spite of reductions in certain freight handling productivity measures, the changes that are occurring in ABF’s shipment profile are having a positive impact on our company’s overall profitability.”
     For the full year of 2005, ABF’s revenue was $1.71 billion, a per-day increase of 8.2% over 2004 revenue. ABF’s 2005 operating ratio was 90.9% versus 91.9% in 2004. ABF’s 2005 operating income was $155.6 million versus $127.8 million during 2004. Total tonnage per day in 2005 increased 0.8% over 2004. Total billed revenue per hundredweight was $23.90, an increase of 7.3% over last year’s full year figure of $22.28. Total 2005 billed revenue per hundredweight, excluding fuel surcharge, increased by 1.9% over last year.
Clipper
     For the fourth quarter of 2005, Clipper had revenue of $29.5 million, a per-day increase of 19.8% over fourth quarter 2004 revenue of $25.4 million. Clipper’s fourth quarter 2005 operating ratio of 96.0% represents an improvement of over two percentage points compared to the fourth quarter 2004 operating ratio of 98.1%. “Clipper continued its recent pattern of year-over-year quarterly revenue improvement in each of its divisions, highlighted by fourth quarter, per-day revenue increases of 55.5% in freight brokerage and 23.5% in Clipper’s temperature-controlled division,” said Mr. Young. “Limited availability of industry equipment positively influenced business opportunities in both of these divisions. In addition, Clipper’s temperature-controlled division benefited from a strong demand for produce shipments. Despite the challenges associated with sub-par rail service, Clipper’s intermodal division increased its fourth quarter revenue and more than doubled its fourth quarter operating income compared to last year.”
     For full year 2005, revenue at Clipper was $108.5 million, a 13.9% per-day increase over 2004 full year revenue of $96.0 million. Clipper’s 2005 operating ratio was 97.2% compared to a 2004 operating ratio of 99.1%. “The improvements Clipper made in 2005 are encouraging. For the year, Clipper had an After-Tax Return on Capital Employed of 12.8% and its operating income was the highest since 1997,” said Mr. Young.
Common Stock Purchase
     During the fourth quarter of 2005, Arkansas Best did not make any open-market purchases of its common stock. As a part of a previously announced program, Arkansas Best can purchase up to a maximum of $50 million of its common stock. Arkansas Best plans to continue making open-market purchases of its stock on an opportunistic basis.
Capital Expenditures
     Arkansas Best estimates 2006 net capital expenditures will be approximately $125 to $145 million. Total net capital expenditures in 2005 were $64 million. The 2006 capital expenditure plan does not include expansion of the road tractor and doubles trailer fleets.
     The low end of this expected 2006 range consists of:
•	Road and city equipment replacements — $68 million

•	Local city equipment and rail trailer additions — $26 million

•	Real estate and other (including corporate aircraft, dock/yard equipment, and technology) — $31 million
     A few significant items explain most of the increase in 2006 net capital expenditures. These are as follows:
•	In 2005, Arkansas Best received approximately $20 million as proceeds for the sale of the terminal facilities to G.I. Trucking Company.

•	In 2006, based on the age and mileage on existing equipment and other factors, approximately $15 million more will be spent on additions and replacements of city tractors, city delivery equipment and full-length road trailers.

•	Beginning in 2006, Arkansas Best will be purchasing rail trailers costing approximately $11 million. In the past, ABF has used trailers supplied by the rail companies or leased from third parties.

•	Capital expenditures of approximately $8 — $10 million are expected from the sale of an existing corporate aircraft and the purchase of a replacement.

     There is the potential for additional capital expenditures amounting to as much as $20 million above the low-end-range figure of $125 million. These could include purchases for:
•	Potential real estate opportunities throughout ABF’s network

•	Technology additions to further enhance ABF’s operational efficiencies

•	Additional equipment purchases throughout the ABF system, as needs arise
     Arkansas Best’s depreciation and amortization for 2006 is estimated to be approximately $70 million.
Stock-Based Compensation
     As previously announced, in April 2005 Arkansas Best granted shares of restricted stock under its 2005 Ownership Incentive Plan. In 2006, Arkansas Best Corporation anticipates granting additional shares of restricted stock under this plan. Beginning in the first quarter of 2006, the Financial Accounting Standards Board requires that the fair value of stock options be expensed. Arkansas Best issued stock options up until 2004 and is required to expense the fair value of its unvested stock options over the remaining vesting period. Arkansas Best estimates its 2006 expense from stock options and restricted stock grants to be approximately $4.2 million or $0.10 per diluted common share, net of taxes. In 2005, restricted stock expense was $842,467, or $0.02 per diluted common share, net of taxes.
Supplemental Pension Benefit
     Arkansas Best has an unfunded supplemental pension benefit plan for the purpose of providing supplemental retirement benefits to executive officers of the company. As previously disclosed in Arkansas Best’s 3rd Quarter 2005 10-Q report, distributions of benefits to retiring officers and previously retired officers who deferred payments until 2006 will be made in the first and third quarters of 2006. Under FASB Statement No. 88, Arkansas Best is required to record a “pension accounting settlement” charge when cash payouts exceed annual service and interest costs of the related plan. As a result of this required settlement accounting, in the first quarter of 2006, Arkansas Best will record pre-tax charges estimated to be between $7.5 and $9.5 million or between $0.18 and $0.23 per diluted common share, net of taxes. For the third quarter of 2006, Arkansas Best will record pre-tax charges estimated to be between $1.0 and $1.5 million or between $0.02 and $0.04 per diluted common share, net of taxes.

Nonunion Defined Contribution Pension Plan
     Beginning January 1, 2006, all new nonunion employees of Arkansas Best Corporation, ABF Freight System, Inc. and FleetNet America, Inc. began participating in a new, more flexible defined contribution plan into which the company will make discretionary contributions. For new employees, this plan replaces the company’s nonunion defined benefit pension plan. All employees who were participants in the defined benefit pension plan on December 31, 2005 will continue in that plan. During 2006, the combined cost of these plans will be substantially similar to the expense that would have been incurred if Arkansas Best had retained the defined benefit plan for all new nonunion employees. In the future, Arkansas Best expects the combined total cost of these two plans to be cost neutral to the previous nonunion defined benefit pension plan.
Credit Ratings Outlook
     On December 21, Moody’s Investor Service placed Arkansas Best Corporation’s senior unsecured debt rating under review for possible upgrade. Moody’s currently rates Arkansas Best’s senior unsecured debt as Baa3 with a positive outlook. In its press release announcing this review, Moody’s stated that its “review was prompted by the record of strong recent operating results and the company’s conservative use of its cash balances.” The review by Moody’s included a detailed analysis of the trucking industry market environment and Arkansas Best’s obligations under the multi-employer pension plans in which it participates.
Multi-Employer Plans
     Retirement and health care benefits for ABF’s contractual employees are provided by a number of multi-employer funds. The trust funds are administered by trustees, who generally are appointed equally by the International Brotherhood of Teamsters and certain management carrier organizations. ABF is not directly involved in the administration of the trust funds. ABF contributes to these funds monthly based on the hours worked by its contractual employees, as specified in the National Master Freight Agreement and other supporting supplemental agreements. No amounts are required to be paid beyond ABF’s monthly contractual obligations based on the hours worked by its employees, except as discussed below.
     ABF has contingent liabilities for its share of the unfunded liabilities of each fund to which it contributes. ABF’s contingent liability for a fund would be triggered if it were to withdraw from that fund. ABF has no current intention of withdrawing from any of the funds. Previously, information regarding the funded status of the various funds and an estimate of

ABF’s contingent withdrawal liabilities were not accessible. Now, because of improved disclosure and cooperation from the multi-employer funds, more of this information is available. As a result, ABF has gathered data from the majority of these funds and currently estimates its total contingent withdrawal liabilities for these funds to be approximately $500 million, on a pre-tax basis. Though the best information available to ABF was used in computing this estimate, it is calculated with numerous assumptions, is not current and is continually changing. If ABF did incur withdrawal liabilities, those amounts would generally be payable over a period of 10 to 15 years.
     Aside from the withdrawal liabilities, ABF would only have an obligation to pay an amount beyond its contractual obligations if it received official notification of a funding deficiency. ABF has not received notification of a funding deficiency and has no expectation of receiving notification of a funding deficiency for any of the funds to which it contributes. The amount of any potential funding deficiency, if it were to materialize in the future, should be substantially less than the full withdrawal liability for each fund.
     There are several factors that can provide a positive impact on the funding status of these funds. These factors include: reductions in member benefits, an increase in the contractual contributions by the participating employers, or improved investment returns on fund assets. Any combination of these items has the potential for positively affecting the funding status. In addition, the Central States Southeast and Southwest Area Pension Fund (“Central States”), to which ABF makes approximately 50% of its contributions, recently received a ten-year extension from the Internal Revenue Service of the period over which it amortizes unfunded liabilities. For the foreseeable future, this extension should help the Central States fund avoid a funding deficiency. Multi-employer plan funding issues, including mandatory information disclosure, are currently being addressed in proposed pension plan legislation in both houses of the United States Congress.
Forbes Magazine Honor
     For the sixth year in a row, Arkansas Best Corporation was recognized by Forbes magazine as one of America’s Best Managed Companies. Arkansas Best was named by Forbes as one of the “Platinum 400 Best Big Companies in America.” Based on Forbes’ calculation formula, Arkansas Best’s five-year annualized total return was 18.4%. Arkansas Best was included as one of the top ten companies in the “Transportation” industry sector.

Retirements
     As previously announced, on January 31 Arkansas Best Corporation Chairman and Chief Executive Officer Robert A. Young III will retire from the Chief Executive Officer position but will continue as the Chairman of the company’s Board of Directors. “Arkansas Best Corporation will forever benefit from the vision and positive impact of Robert Young’s more than forty years with our company,” said Robert A. Davidson, Arkansas Best President and Chief Operating Officer. “Robert’s leadership has engrained within Arkansas Best and its subsidiaries a results-oriented, people-centered culture that will continue to provide superior performance and an excellent working environment. To Robert we owe our position as one of the leading transportation companies in North America. We look forward to Robert’s continued counsel and oversight as our company’s Chairman.”
     Also previously announced, on January 31 David E. Loeffler will retire as the Senior Vice President, Chief Financial Officer and Treasurer of Arkansas Best. “I want to take this time to thank Dave Loeffler for his ten strong years of service to Arkansas Best,” said Mr. Davidson. “Dave came to our company following a significant acquisition that proved to be quite challenging. Since that time, Dave’s financial insight and astute guidance have been major factors in Arkansas Best becoming virtually debt-free and one of the most financially sound companies in the transportation industry. Among his legacies is a team that will continue to provide crisp and comprehensive financial analysis and strict adherence to financial reporting integrity.”
     On February 1, 2006, Robert A. Davidson, current President and Chief Operating Officer will become Arkansas Best’s President and Chief Executive Officer. In addition to these new duties with Arkansas Best, Mr. Davidson will continue to be the President and Chief Executive Officer of ABF Freight System, Inc., Arkansas Best’s largest subsidiary. Also on February 1, 2006, Judy R. McReynolds, current Vice President, Controller will become Arkansas Best’s Senior Vice President, Chief Financial Officer and Treasurer. Both of these promotions were previously announced.
Conference Call
     Arkansas Best Corporation will host a conference call with company executives to discuss the 2005 fourth quarter and full year results. The call will be today, Thursday, January 26, at 11:00 a.m. EST (10:00 a.m. CST). Interested parties are invited to listen by calling (877) 275-1257. Following the call, a recorded playback will be available through Thursday, February 16, 2006. To listen to the playback, dial (800) 642-1687. The conference call ID for the playback is 3970984. The conference call and playback can also be accessed, through Thursday, February 16, on Arkansas Best’s Web site at www.arkbest.com.
Company Description
     Arkansas Best Corporation, headquartered in Fort Smith, Arkansas, is a transportation holding company with two primary operating subsidiaries. ABF Freight System, Inc., in continuous service since 1923, provides transportation of less-than-truckload (“LTL”) general commodities throughout North America. Clipper is an intermodal marketing company that provides domestic freight services utilizing rail and over-the-road transportation. For more information, please visit www.arkbest.com.
Forward-Looking Statements
     The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995: Statements contained in this press release that are not based on historical facts are “forward-looking statements.” Terms such as “estimate,” “forecast,” “expect,” “predict,” “plan,” “anticipate,” “believe,” “intend,” “should,” “would,” “scheduled,” and similar expressions and the negatives of such terms are intended to identify forward-looking statements. Such statements are by their nature subject to uncertainties and risk, including, but not limited to, union relations; availability and cost of capital; shifts in market demand; weather conditions; the performance and needs of industries served by Arkansas Best’s subsidiaries; actual future costs of operating expenses such as fuel and related taxes; self-insurance claims; union and nonunion employee wages and benefits; actual costs of continuing investments in technology; the timing and amount of capital expenditures; competitive initiatives and pricing pressures; general economic conditions; and other financial, operational and legal risks and uncertainties detailed from time to time in the Arkansas Best’s Securities and Exchange Commission (“SEC”) public filings.
     The following tables show financial data and operating statistics on Arkansas Best Corporation and its subsidiary companies.

ARKANSAS BEST CORPORATION
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Three Months Ended		Year Ended
	December 31		December 31

	2005	2004	2005	2004

	($ thousands, except share and per share data)
OPERATING REVENUES	$496,446	$454,539	$1,860,269	$1,715,763

OPERATING EXPENSES AND COSTS	448,510	414,750	1,706,084	1,591,464

OPERATING INCOME	47,936	39,789	154,185	124,299

OTHER INCOME (EXPENSE)
Net gain on sales of property and other(1)	—	35	15,398	468
Short-term investment income	863	291	2,382	440
Fair value changes and payments on interest rate swap(2)	—	59	—	509
Interest expense and other related financing costs	(382)	(241)	(2,157)	(1,359)
Other, net	864	827	1,702	1,616

	1,345	971	17,325	1,674

INCOME BEFORE INCOME TAXES	49,281	40,760	171,510	125,973

FEDERAL AND STATE INCOME TAXES
Current	14,700	13,648	72,254	43,131
Deferred (credit)	4,393	2,710	(5,370)	7,313

	19,093	16,358	66,884	50,444

NET INCOME	$30,188	$24,402	$104,626	$75,529

Basic:
NET INCOME PER SHARE	$1.20	$0.97	$4.13	$3.00

AVERAGE COMMON SHARES OUTSTANDING (BASIC)	25,129,739	25,217,419	25,328,975	25,208,151

Diluted:
NET INCOME PER SHARE	$1.18	$0.95	$4.06	$2.94

AVERAGE COMMON SHARES OUTSTANDING (DILUTED)	25,571,283	25,763,917	25,741,540	25,674,153

CASH DIVIDENDS PAID PER COMMON SHARE	$0.15	$0.12	$0.54	$0.48

(1)	Includes $15.4 million in pre-tax gain from the sale of properties to G.I. Trucking Company.

(2)	The Company’s interest rate swap matured on April 1, 2005.
Note: Certain prior year amounts have been reclassified to conform to the current year presentation, including the reclassification of short-term investment income from interest expense to a separate category. In addition, deferred financing costs and letter of credit fees have been reclassified from other expense to interest expense and other related financing costs.

ARKANSAS BEST CORPORATION
CONSOLIDATED BALANCE SHEETS

	December 31	December 31
	2005	2004

	(Unaudited)	Note
	($ thousands, except share data)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$5,767	$32,359
Short-term investment securities(1)	121,239	38,514
Accounts receivable, less allowances (2005 — $4,922; 2004 — $4,425)	165,510	150,812
Prepaid expenses	13,999	15,803
Deferred income taxes	34,859	28,617
Prepaid income taxes	3,346	3,309
Other	10,221	4,268

TOTAL CURRENT ASSETS	354,941	273,682

PROPERTY, PLANT AND EQUIPMENT
Land and structures	228,329	229,253
Revenue equipment	431,249	395,574
Service, office and other equipment	124,609	115,407
Leasehold improvements	15,774	13,411

	799,961	753,645
Less allowances for depreciation and amortization	406,202	383,647

	393,759	369,998

PREPAID PENSION COSTS	25,855	24,575

OTHER ASSETS	77,931	74,588

GOODWILL, less accumulated amortization (2005 and 2004 — $32,037)	63,916	63,902

	$916,402	$806,745

Note: The balance sheet at December 31, 2004 has been derived from the audited financial statements at that date, but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

(1)	Auction rate securities in the amount of $38.5 million have been reclassified from cash and cash equivalents at December 31, 2004 to short-term investments. Auction rate securities were previously included in cash and cash equivalents at December 31, 2004 because of the short duration of their reset periods.

ARKANSAS BEST CORPORATION
CONSOLIDATED BALANCE SHEETS — continued

	December 31	December 31
	2005	2004

	(Unaudited)	Note
	($ thousands, except share data)
LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Bank overdraft and drafts payable	$19,472	$15,862
Accounts payable	62,857	62,784
Income taxes payable	12,398	2,941
Accrued expenses	169,328	148,631
Current portion of long-term debt	317	388

TOTAL CURRENT LIABILITIES	264,372	230,606

LONG-TERM DEBT, less current portion	1,433	1,430

FAIR VALUE OF INTEREST RATE SWAP(2)	—	873

OTHER LIABILITIES	59,265	67,571

DEFERRED INCOME TAXES	37,251	37,870

FUTURE MINIMUM RENTAL COMMITMENTS, NET (2005 — $45,156; 2004 — $45,763)	—	—

OTHER COMMITMENTS AND CONTINGENCIES	—	—

STOCKHOLDERS’ EQUITY
Common stock, $.01 par value, authorized 70,000,000 shares; issued 2005: 26,281,801 shares; 2004: 25,805,702 shares	263	258
Additional paid-in capital	242,953	229,661
Retained earnings	347,051	256,129
Treasury stock, at cost, 2005: 902,932 shares; 2004: 531,282 shares	(25,955)	(13,334)
Unearned compensation — restricted stock	(5,103)	—
Accumulated other comprehensive loss	(5,128)	(4,319)

TOTAL STOCKHOLDERS’ EQUITY	554,081	468,395

	$916,402	$806,745

Note: The balance sheet at December 31, 2004 has been derived from the audited financial statements at that date, but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

(2)	The Company’s interest rate swap matured on April 1, 2005.

ARKANSAS BEST CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Year Ended
	December 31
	2005	2004

	($ thousands)
OPERATING ACTIVITIES
Net income	$104,626	$75,529
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	61,851	54,760
Other amortization	245	292
Stock compensation expense	842	—
Provision for losses on accounts receivable	2,145	1,411
Provision (credit) for deferred income taxes	(5,370)	7,313
Fair value of interest rate swap	(873)	(5,457)
Gain on sales of assets and other	(17,302)	(2,610)
Changes in operating assets and liabilities:
Receivables	(16,838)	(19,946)
Prepaid expenses	1,803	(7,204)
Other assets	(10,560)	314
Accounts payable, taxes payable, accrued expenses and other liabilities	26,978	32,570

NET CASH PROVIDED BY OPERATING ACTIVITIES	147,547	136,972

INVESTING ACTIVITIES
Purchases of property, plant and equipment, less capitalized leases	(93,119)	(79,533)
Proceeds from asset sales	29,129	15,910
Purchases of short-term investment securities(1)	(378,445)	(38,501)
Proceeds from sales of short-term investment securities(1)	295,680	—
Capitalization of internally developed software and other	(4,026)	(3,986)

NET CASH USED BY INVESTING ACTIVITIES	(150,781)	(106,110)

FINANCING ACTIVITIES
Borrowings under revolving credit facilities	—	34,300
Payments under revolving credit facilities	—	(34,300)
Payments on long-term debt	(388)	(362)
Net increase (decrease) in bank overdraft	(1,566)	7,493
Dividends paid on common stock	(13,704)	(12,010)
Purchase of treasury stock	(12,621)	(7,527)
Proceeds from the exercise of stock options and other	4,921	8,652

NET CASH USED BY FINANCING ACTIVITIES	(23,358)	(3,754)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(26,592)	27,108
Cash and cash equivalents at beginning of period	32,359	5,251

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$5,767	$32,359

(1)	Purchases and sales of auction rate securities. The Company’s auction rate securities have increased $82.7 million since December 31, 2004.

ARKANSAS BEST CORPORATION
FINANCIAL STATEMENT OPERATING SEGMENT DATA
AND OPERATING RATIOS (Unaudited)

	Three Months Ended			Year Ended
	December 31			December 31
	2005		2004		2005		2004

	($ thousands)
OPERATING REVENUES
ABF Freight System, Inc.(1)	$455,547		$420,328		$1,708,961		$1,585,384
Clipper	29,506		25,434		108,504		95,985
Other revenues and eliminations	11,393		8,777		42,804		34,394

Total consolidated operating revenues	$496,446		$454,539		$1,860,269		$1,715,763

OPERATING EXPENSES AND COSTS
ABF Freight System, Inc.(1)
Salaries, wages and benefits	$254,441	55.9%	$247,091	58.8%	$1,006,188	58.9%	$966,977	61.0%
Supplies and expenses	71,196	15.6	56,288	13.4	254,774	14.9	206,692	13.0
Operating taxes and licenses	11,824	2.6	10,893	2.6	44,534	2.6	42,537	2.7
Insurance	6,896	1.5	6,078	1.4	27,724	1.6	24,268	1.5
Communications and utilities	3,523	0.8	3,432	0.8	14,156	0.8	14,160	0.9
Depreciation and amortization	15,547	3.4	12,400	3.0	55,106	3.2	47,640	3.0
Rents and purchased transportation	42,946	9.4	43,475	10.3	148,479	8.7	153,043	9.7
Other	1,422	0.3	1,090	0.3	4,356	0.3	3,438	0.2
Gain on sale of equipment	(648)	(0.1)	(522)	(0.1)	(1,984)	(0.1)	(1,195)	(0.1)

	407,147	89.4%	380,225	90.5%	1,553,333	90.9%	1,457,560	91.9%

Clipper
Cost of services	26,020	88.2%	23,057	90.7%	96,823	89.2%	86,971	90.6%
Selling, administrative and general	2,289	7.8	1,900	7.4	8,594	8.0	8,174	8.5
(Gain) loss on sale of equipment	19	—	(3)	—	27	—	14	—

	28,328	96.0%	24,954	98.1%	105,444	97.2%	95,159	99.1%

Other expenses and eliminations	13,035		9,571		47,307		38,745

Total consolidated operating expenses and costs	$448,510		$414,750		$1,706,084		$1,591,464

OPERATING INCOME (LOSS)
ABF Freight System, Inc.(1)	$48,400		$40,103		$155,628		$127,824
Clipper	1,178		480		3,060		826
Other income and eliminations	(1,642)		(794)		(4,503)		(4,351)

Total consolidated operating income	$47,936		$39,789		$154,185		$124,299

(1)	Includes U.S., Canadian, and Puerto Rican operations of ABF affiliates.

ABF FREIGHT SYSTEM, INC.
OPERATING STATISTICS
FOR THE THREE MONTHS AND YEAR ENDED DECEMBER 31, 2005

	Three Months Ended December 31			Year Ended December 31
	2005	2004	% Change	2005	2004	% Change
Workdays	61	62		253	254

Billed Revenue* / CWT	$24.30	$22.57	7.7%	$23.90	$22.28	7.3%

Billed Revenue* / CWT	$21.07	$20.56	2.5%	$21.31	$20.91	1.9%
(without fuel surcharge)

Billed Revenue* / Shipment	$319.62	$287.25	11.3%	$301.47	$273.86	10.1%

Tonnage (tons)	919,760	922,093	(0.3)%	3,574,816	3,561,743	0.4%

Shipments	1,398,377	1,448,782	(3.5)%	5,669,092	5,796,015	(2.2)%

Per Day Statistics:

Pounds / Day	30,156,054	29,744,921	1.4%	28,259,412	28,045,219	0.8%

Shipments / Day	22,924	23,367	(1.9)%	22,407	22,819	(1.8)%

*	Billed revenue does not include revenue deferral required for financial statement purposes under the Company’s revenue recognition policy.
Includes U.S., Canadian and Puerto Rican operations of ABF affiliates.

Contact:	Ms. Judy R. McReynolds, Vice President — Controller
Telephone: (479) 785-6281

Mr. David Humphrey, Director of Investor Relations
Telephone: (479) 785-6200
END OF RELEASE